Exhibit 10.17

February 18, 2020

UiPath, Inc.

90 Park Ave, 20th Floor

New York, NY 10016

STRICTLY PERSONAL AND CONFIDENTIAL

Theodore Gardner Kummert

Dear Ted:

UiPath, Inc. (the “Company” or “UiPath”) is pleased to offer you a position as EVP, Product & Engineering with your employment commencing on March 9, 2020. This offer and your employment relationship with the Company are subject to the terms and conditions of this offer letter (“Offer Letter”).

As EVP, Product & Engineering, your principal duties will be to contribute to the successful growth and success of UiPath. In this position, you will report to Daniel Dines in the Company’s UiPath Bellevue, Washington location. The Company may change your position, supervisor, duties and work location from time to time as it deems appropriate.

If you decide to join us, your gross base compensation will be $450,000 per year, less applicable taxes, payroll deductions, and all required withholdings, which will be paid on the 15th and last day of each month (unless either day lands on a weekend in which event you will be paid the Friday before) in accordance with the Company’s normal payroll procedures and applicable law.

In addition to your base compensation, you may be eligible for a bonus of 0% to 50% of your base salary, less applicable taxes, payroll deductions, and all required withholdings, based on your performance and the Company’s business results, which will be paid out annually. The Company reserves the right to modify the bonus structure in its discretion.

As a Company employee, you are also eligible to receive the following employee benefits, which may be modified by the Company:

•

Equity: Following the commencement of your employment with UiPath and subject to approval of the Company’s Board of Directors, which will occur as soon as feasible and in accordance with Company practice, you will receive an equity grant valued at approximately $22,000,000, which is governed by the terms of the Company’s current Stock Plan. Please be advised that the equity is only deemed “granted” once approved by the Board; however, the effective start date shall serve as the vesting commencement date. The number of units of equity granted, which will be in the amount of $11,000,000 in stock options and $11,000,000 in restricted stock units (“RSUs”), shall be based upon the preferred price of the equity as of the effective start date. The preferred price is determined by external valuations based on business results and does not take into account any exercise price for stock options. The exercise price for stock options shall be based upon the fair market value of the stock options as of the date of grant by the Board.

•	401K matching: The Company matches 50% of your 401K contributions (up to the statutory limit).

•	PTO: You are entitled to unlimited paid time off in accordance with Company policies.

•	Travel in domestic first class and international business class for Company travel.

While we look forward to a productive and enjoyable work relationship, should you decide to accept our offer, you will be an at-will employee of the Company. This means the employment relationship is voluntarily entered into by mutual consent of the employee and the Company, is not for a specified period of time and can be terminated by either the employee or the Company for any lawful reason at any time, with or without cause or advance notice. This at-will employment status cannot be modified except in a written document signed by you and by the CEO of the Company.

Notwithstanding the above, if within twelve (12) months following a “Change in Control” (as defined in the Stock Plan), the Company (or, if applicable, the successor entity thereto) terminates your employment for a reason other than for Cause (as defined below); or (ii) for Good Reason (as defined below), the vesting and exercisability of your then unvested equity will immediately accelerate, vest and become non-forfeitable.

The term “Cause” shall mean (a) your material breach of the Confidential Information and Inventions Assignment Agreement and any restrictive covenants contained herein, (b) fraud, theft or dishonesty by you against the Company, (c) breach of your fiduciary duties, (d) any unlawful conduct that materially harms the Company, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties consistent with your position, (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, (h) your material violation of the Company’s policies or procedures, and/or (i) your violation of any agreement between you and any prior employer of you causing harm to the Company.

The term “Good Reason” shall mean, without your consent: (i) a material diminution in your responsibilities, authority or duties without your consent; (ii) a material diminution in your base compensation; and (iii) required relocation to any place outside of 50 miles from Bellevue, WA. A termination of employment by you for a reason set forth in one of clauses (i) and (ii) will not constitute Good Reason unless, within the 60-day period immediately following the occurrence of such Good Reason event, you give written notice to the Company specifying in reasonable detail the event or events relied upon for such termination, the Company does not reasonably remedy such event or events within thirty (30) days of the receipt of such notice, and you resign within thirty (30) days after the end of such cure period.

In addition, if the Company terminates your employment for a reason other than for Cause or for Good Reason, contingent on your knowingly and voluntarily executing a release of claims against the Company and its related persons and entities that is acceptable to the Company, you will receive severance compensation in a gross amount equal to twelve (12) months of your annualized amount of your then- current base salary, less applicable taxes, payroll deductions, and all required withholdings.

This offer is contingent upon your (i) validation of your eligibility to work in the United States; (ii) your satisfactory completion of a background check; and (iii) your agreement to comply with the Confidential Information and Invention Assignment Agreement. Your failure to comply with either of these conditions gives the Company the right to revoke this offer or immediately terminate its employment relationship with you.

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As an employee of the Company, you will be expected to abide by the Company’s rules, regulations, policies, and procedures as communicated to you from time to time. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain or which is otherwise provided or developed by the Company.

By accepting this offer of employment and signing this Offer Letter, you acknowledge that you will be able to perform those duties within these guidelines. You also agree that you are not bound by any restrictive covenants (e.g. non-compete or non-solicitation of customers) that would preclude you from working for and performing in your role for UiPath and that you will not bring onto the Company’s premises or use in your work for the Company any confidential documents or property belonging to any former employer or other third party to whom you owe an obligation of confidentiality.

By accepting this offer of employment, you agree to submit any and all claims you may have against the Company on an individual basis. This means that no claim (including any claim related to terms or conditions of your employment with or compensation paid by the Company, or any change in or termination of your employment) may be litigated or otherwise adjudicated on a class or collective basis. You also hereby waive any right to submit, initiate, or participate in a representative capacity or as a plaintiff, claimant, or member in a class action, collective action, or other representative or joint action against the Company, regardless of whether the action is filed in a judicial or administrative forum.

By accepting this offer of employment, you agree that for a period of twelve (12) months immediately following the termination of your relationship with the Company, you shall not either directly or indirectly anywhere in the world: (1) work for or on behalf of any business that directly or indirectly competes with the Company, including without limitation, Automation Anywhere, Blue Prism, WorkFusion, Kyron Systems, Pegasystems, NICE, Kofax, EdgeVerve Systems, Another Monday, Servicetrace, AutomationEdge, Helpsystems, Jacada, NTT, Antworks, Datamatics, Celonis, Softmotive, and the robotic process automation-related businesses of Microsoft, SAP, and Oracle, including their respective affiliates and subsidiaries (collectively, “Competing Businesses”); (2) exercise or hold any equity interest directly or indirectly in a Competing Business; (3) organize, acquire, or set up a Competing Business; (4) participate, directly or indirectly, in any bidding process for the purpose of obtaining a grant to exploit an RPA business that directly or indirectly competes with the businesses of the Company; (5) provide consulting or assistance services to any Competing Business; or (6) enter or assist in entering, directly or indirectly, into any RPA business with any client of the Company. The Company understands you currently hold equity in Microsoft acquired during your employment with Microsoft and you may from time to time own equity in a Competing Business included in managed stock portfolios where you do not direct trades.

You understand and acknowledge that by virtue of your employment with the Company, you will have access to and knowledge of “Confidential Information” (as defined in the Confidential Information and Invention Assignment Agreement), will be in a position of trust and confidence with the Company and will benefit from the Company’s goodwill. You understand and acknowledge that the Company invested significant time and expense in developing the Confidential Information and goodwill.

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You further understand and acknowledge that any restrictive covenants set forth herein are necessary to protect the Company legitimate business interests in its Confidential Information. You further understand and acknowledge that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company and that the Company would be irreparably harmed if you violate the restrictive covenants set forth herein.

You agree that the limitations as to time, geographical area and scope of activity to be restrained in this restrictive covenant is coextensive with the Company’s footprint and your performance of responsibilities for the Company and are therefore reasonable and not greater than necessary to protect the goodwill or other business interests of the Company. You acknowledge that any violation or attempted violation of this restrictive covenant will cause irreparable damage to the Company, and you therefore agree that the Company shall be entitled as a matter of right to an injunction out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by you or others acting on your behalf. The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity.

Although the parties believe that the limitations as to time, geographical area and scope of activity contained herein are reasonable and do not impose a greater restraint than necessary to protect the goodwill or other business interests of the Company, if it is judicially determined otherwise, the limitations shall be reformed to the extent necessary to make them reasonable and not to impose a restraint that is greater than necessary to protect the goodwill or other business interests of the Company. In any such case, the Company and you agree that the remaining provisions of this Section shall be valid and binding as though any invalid or unenforceable provision had not been included.

You agree that these restrictive covenants shall be governed by the laws of the State of Washington and you hereby expressly consent to the personal jurisdiction of the state and federal courts located the State of Washington, as applicable, for any lawsuit arising from or relating to these restrictive covenants.

To indicate your acceptance of our offer, please sign and date this Offer Letter in the space provided below and return it to me no later than February 21, 2020. This letter, along with the Confidential Information and Invention Assignment Agreement, sets forth the complete and exclusive terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral.

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We look forward to your favorable reply and working with you at UiPath.

Sincerely, UiPath, Inc.

/s/ Daniel Dines
Daniel Dines Chief Executive Officer

AGREED TO AND ACCEPTED

By:	/s/ Theodore Kummert
Name: Theodore Kummert

Date: February 18, 2020

Attachment:

Confidential Information and Invention Assignment Agreement

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UIPATH, INC.

CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

In consideration of my appointment as an officer and director of, or my employment or continued employment with, UiPath, Inc., a Delaware corporation (the “Company”), and in recognition of my fiduciary obligations as a director and officer of the Company, and/or being provided with the opportunity to invest in the Company and the continued vesting of my stock in the Company, other benefits now and hereafter provided to me by the Company and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I agree to the following:

1. Confidential Information.

(a) Company Information. I agree at all times during my service to the Company, whether as a director, officer, employee or consultant, and thereafter, to hold in strictest confidence, and not to use (except for the benefit of the Company) or to disclose to any person, firm or corporation (without written authorization of the President, Chief Executive Officer or the Board of Directors of the Company) any Confidential Information of the Company. I understand that “Confidential Information” means any non-public information that relates to the actual or anticipated business, research or development of the Company, or to the Company’s, technical data, trade secrets or know-how, including, but not limited to, research, business plans, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my service), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information obtained by me either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which (i) have become publicly known and made generally available through no wrongful act of mine or of others; (ii) is rightfully known by me prior to receiving such information from the Company and without restriction as to use or disclosure; (iii) is independently developed by me without use of the Company’s Confidential Information and without breach of this Agreement; or (iv) is rightfully received by me from a third party without restriction on use or disclosure.

(b) Former Employer Information. I agree that I will not, during my service to the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

2. Intellectual Property Rights

(a) Intellectual Property Rights.

(i) I hereby assign to the Company exclusively, for the entire period of protection provided by law and without limitation of territory (worldwide), all patrimonial Intellectual Property Rights, including, without limitations, the right to the issuance of the patent and the right to invoke the priority in relation to the invention(s), rights over patents, registered trademarks, service marks, copyright, designs and any and all applications for registration of any of the same wheresoever made; unregistered trademarks; know how, trade secrets and confidential information howsoever arising; and computer software, database rights and semi-conductor topographies and any right or interest in any of the foregoing patent or design rights (“Intellectual Property Rights”), upon any and all inventions, innovations, works and original materials, including any derivative works created, made or developed by me (either alone or together with others) throughout the entire relationship with the Company, during or outside the work hours, in relation to the work responsibilities, instructions received from the Company, or the activities performed based on or in connection with my service to the Company (the “Works”), as of the moment of their creation.

(ii) The total and exclusive assignment of all Intellectual Property Rights on the Works, as defined in the preceding paragraph, shall include all manners of use and exploitation provided by the law in any form and on any support, including any form that may be developed in the future and is not foreseen at the time of the conclusion of this Agreement, including, without limitation, the rights to reproduce, distribute, import for marketing purposes, license, lend, communicate to the public, broadcast, the right of cable retransmission, the right to develop derivative works, including audio-visual works, the right to temporary or permanently reproduce a computer program, the right to translate, adapt or otherwise transform a computer program and the right to distribute a computer program.

(iii) The compensation provided for my service to the Company was agreed upon and includes my remuneration for the total, exclusive and unlimited in territory and use assignment of all economic Intellectual Property Rights and Works as described above. Me and the Company agree that my remuneration for the assignment is fair in relation to the benefits obtained by me as a result of the assignment.

(b) Work Inventions. Me and the Company agree that:

(i) The rights to any invention arising out of the performance of my work responsibilities, expressly entrusted within the framework of my service to the Company or set forth by other binding acts for me, which provide for an inventive mission, (“Invention”) belong to the Company;

(ii) I am obliged to immediately notify the Company of any Invention created by me during my service with the Company and for a maximum period of 2 years after termination that relates directly to the Company’s business, to the Company’s actual or demonstrably anticipated research or development, or that results from any work performed by me for the Company, in which I used the Company’s Confidential Information. Such notice shall describe the Invention with clear enough data to define the invention and the conditions in which it was created. Following the information received from me, within a period of 4 months, the Company shall notify me of the

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incorporation of the invention into the category of Work Inventions and whether it claims the rights upon it, in which case the rights to the Invention will belong exclusively and in whole to the Company, under the law, without any other prior formality, in exchange for a remuneration to be determined by the Company at that time, having considered:

•	the economic, commercial and/or social effects arising from the exploitation of the Invention by the Company or by third parties with the Company’s agreement;

•	the extent to which the Company has been involved in the realization of the Invention, including the resources made available by the Company to achieve it; and

•	my creative contribution, when the Invention was created by several inventors.

(c) Miscellaneous

(i) Any decisions as to the patenting, registration, protection and/or exploitation of any and all of the Intellectual Property Rights that belong to the Company as agreed hereby or to which the Company is otherwise entitled, as well as any decisions as to the finalization of the Inventions, works and original materials created by me, shall be at the sole discretion of the Company.

(ii) I hereby undertake to perform all the legal acts and to comply with all the formalities required by the relevant legislation of any country and/or European or international body, at the request of the Company, in order to obtain the full benefit rights in relation to any and all Intellectual Property Rights that belong to the Company as agreed hereby or to which the Company is otherwise entitled.

(iii) I agree that I will not incorporate any Invention, Work or other material owned by or in relation to which any other third party than the Company has rights, into any of the Works, Inventions, materials that belong to the Company, without the specific prior written approval of such.

(iv) Maintenance of Records. I agree to keep and maintain adequate, current, accurate and authentic written records of all Inventions made by me (solely or jointly with others) during the term of my service to the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. The records are and will be available to and remain the sole property of the Company at all times.

(v) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention that qualifies fully under applicable state law (see Exhibit A attached hereto). I will advise the Company promptly in writing of any Inventions that could in any way meet the criteria per applicable state law so that the Company may determine whether such Inventions do in fact qualify for exclusion from assignment to the Company. Information regarding Inventions that qualify fully under applicable state law will be received in confidence by the Company.

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3. Returning Company Documents. I agree that, at the time of terminating my service to the Company, I will immediately deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all Company Confidential Information, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, other electronic devices, and external hard drives or USB’s), Company credit cards, records, data, notes, reports, files, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, photographs, charts, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my service to the Company, obtained by me in connection with my service to the Company, or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to Section 2(d).

4. Notification of Future Employer. In the event that I leave the service of the Company, I hereby grant consent to notification by the Company to any future employer about my rights and obligations under this Agreement.

5. Restricted Activities. For the purposes of this, the term “the Company” includes the Company and all other persons or entities that control, are controlled by or are under common control with the Company (“Affiliates”) and for whom I performed responsibilities or about whom I have Confidential Information.

(a) Definitions. “Business Partner” means any past (i.e., within the twelve (12) months preceding my termination from the Company), present or prospective (i.e., actively pursued by the Company within the twelve (12) months preceding my termination from the Company) customer, vendor, supplier, distributor or other business partner of the Company with whom I come into contact during my employment with the Company or about whom I had knowledge by reason of my relationship with the Company or because of my access to Confidential Information. “Cause” means to recruit, employ, retain or otherwise solicit, induce or influence, or to attempt to do so (provided that if I am a resident of California, “Cause” means to recruit, or otherwise solicit, induce or influence, or to attempt to do so). “Solicit”, with respect to Business Partners, means to (A) service, take orders from or solicit the business or patronage of any Business Partner for me or any other person or entity, (B) divert, entice or otherwise take away from the Company the business or patronage of any Business Partner, or to attempt to do so, or (C) solicit, induce or encourage any Business Partner to terminate or reduce its relationship with the Company.

(b) Acknowledgments.

(i) I hereby acknowledge and agree that (A) the Company’s business is highly competitive; (B) secrecy of the Confidential Information is of the utmost importance to the Company, and I will learn and use Confidential Information in the course of performing my work for the Company and

(C) my position may require me to establish goodwill with Business Partners and employees on behalf of the Company and such goodwill is extremely important to the Company’s success, and the Company has made substantial investments to develop its business interests and goodwill.

(ii) I acknowledge that my violation or attempted violation of the agreements in this Section will cause irreparable damage to the Company or its Affiliates, and I therefore agree that the Company shall be entitled as a matter of right to an injunction out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by me or others acting on my behalf. The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity.

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(iii) Although the parties believe that the limitations as to time, geographical area and scope of activity contained herein are reasonable and do not impose a greater restraint than necessary to protect the goodwill or other business interests of the Company, if it is judicially determined otherwise, the limitations shall be reformed to the extent necessary to make them reasonable and not to impose a restraint that is greater than necessary to protect the goodwill or other business interests of the Company.

(iv) In any such case, the Company and me agree that the remaining provisions of this Section shall be valid and binding as though any invalid or unenforceable provision had not been included.

(c) As an Employee. During my service with the Company, I will not directly or indirectly: (i) Cause any person to cease or reduce their services (as an employee or otherwise) to the Company (other than terminating subordinate employees in the course of my duties for the Company);

(i) Solicit any Business Partner; (iii) act in any capacity in or with respect to any commercial activity which competes, or is reasonably likely to compete, with any business that the Company conducts, proposes to conduct or demonstrably anticipates conducting, at any time during my employment with the Company or

(ii) (iv) enter into in an employment, consulting or other similar relationship with another person or entity that requires a significant time commitment without the prior written consent of the Company.

6. Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether voluntary or involuntary, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or attempt to solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, either for myself or for any other person or entity.

7. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my service to the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

8. E-Mail; Expectation of Privacy. I acknowledge that I have no reasonable expectation of privacy in any computer, technology system, email, handheld device, telephone, or documents that are used to conduct the business of the Company. As such, the Company has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s

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sole discretion. I understand that I am not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Company’s technology systems, including, without limitation, open source or free software not authorized by the Company, and that I shall refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or websites. I understand that it is my responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone, and technology systems to which I will have access in connection with my service to the Company.

9. Equitable Relief. I AGREE THAT ANY PARTY MAY PETITION THE COURT FOR INJUNCTIVE RELIEF WHERE EITHER PARTY ALLEGES OR CLAIMS A VIOLATION OF THIS AGREEMENT BETWEEN THE COMPANY AND ME OR ANY OTHER AGREEMENT REGARDING TRADE SECRETS, CONFIDENTIAL INFORMATION, NONSOLICITATION OR LABOR CODE §2870. IN THE EVENT EITHER PARTY SEEKS INJUNCTIVE RELIEF, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER REASONABLE COSTS AND ATTORNEYS FEES.

10. Defend Trade Secrets Act. I understand that, pursuant to 18 USC § 1833(b), I may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, I understand that an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

11. General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California if I legally reside and work in California or by the laws of the State of New York if I legally reside and work in New York or another State. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California or New York, as applicable, for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

(b) Entire Agreement; Amendment. This Agreement, together with the exhibit herein and any executed written offer letter between me and the Company, to the extent such materials are not in conflict with this Agreement, sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

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(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. Notwithstanding anything to the contrary herein, the Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of the Company’s assets, whether by merger, consolidation, sale of assets or stock, or otherwise.

(e) Waiver. Failure of either party to enforce compliance with any provision of this Agreement shall not constitute a waiver of such provision unless accompanied by a clear written statement that such provision is waived. A waiver of any default hereunder or of any of the terms and conditions of this Agreement shall not be deemed to be a continuing waiver or a waiver of any other default or of any other term or condition, but shall apply solely to the instance to which such waiver is directed.

(f) Survivorship. The rights and obligations of the parties to this Agreement will survive termination of my service to the Company.

(g) Headings. Headings in this Agreement are for the purpose of convenience only, and are not intended to be used in its construction or interpretation.

(h) Signatures. A facsimile or pdf signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

(i) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. An originally executed version of this Agreement or any Exhibit or attachment that is delivered by one party to the other party, as evidence of signature, by facsimile, or by electronic mail after having been scanned as an image file (including, Adobe PDF, TIF, etc.) shall, for all purposes hereof, be deemed an original signature and neither party shall have the right to object to the manner in which the Agreement was executed as a defense to the enforcement of the Agreement.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, WITH THE UNDERSTANDING THAT I EITHER (1) HAVE RETAINED A COPY OF THIS AGREEMENT OR (2) MAY REQUEST A COPY OF THIS AGREEMENT FROM THE COMPANY AT ANY TIME.

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AGREED TO AND ACCEPTED

By:	/s/ Theodore Kummert
Name: Theodore Kummert

Date: February 18, 2020

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Exhibit A

If I am employed by the Company in the State of California, the following provision applies:

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

If I am employed by the Company in the State of Delaware, the following provision applies:

Delaware Code, Title 19, § 805. Employee’s right to certain inventions.

Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of the employee’s rights in an invention to the employee’s employer shall not apply to an invention that the employee developed entirely on the employee’s own time without using the employer’s equipment, supplies, facility or trade secret information, except for those inventions that: (i) relate to the employer’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. An employer may not require a provision of an employment agreement made unenforceable under this section as a condition of employment or continued employment.

If I am employed by the Company in the State of Illinois, the following provision applies:

Illinois Compiled Statutes Chapter 765, Section 1060/2.

Sec. 2. Employee rights to inventions - conditions.

(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this subsection.

(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.

(3) If an employment agreement entered into after January 1, 1984, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

If I am employed by the Company in the State of Kansas, the following provision applies:

Chapter 44.—LABOR AND INDUSTRIES Article 1.—PROTECTION OF EMPLOYEES

44-130. Employment agreements assigning employee rights in inventions to employer; restrictions; certain provisions void; notice and disclosure.

(a) Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:

(1) The invention relates to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or

(2) the invention results from any work performed by the employee for the employer.

(b) Any provision in an employment agreement which purports to apply to an invention which it is prohibited from applying to under subsection (a), is to that extent against the public policy of this state and is to that extent void and unenforceable. No employer shall require a provision made void and unenforceable by this section as a condition of employment or continuing employment.

(c) If an employment agreement contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer shall provide, at the time the agreement is made, a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:

(1) The invention relates directly to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or

(2) the invention results from any work performed by the employee for the employer.

(d) Even though the employee meets the burden of proving the conditions specified in this section, the employee shall disclose, at the time of employment or thereafter, all inventions being developed by the employee, for the purpose of determining employer and employee rights in an invention.

If I am employed by the Company in the State of Minnesota, the following provision applies:

Minnesota Statute Section 181.78. Subdivision 1.

Inventions not related to employment. Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

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If I am employed by the Company in the State of North Carolina, the following provision applies:

North Carolina General Statutes Section 66-57.1. EMPLOYEE’S RIGHT TO CERTAIN INVENTIONS Any provision in an employment agreement which provides that the employees shall assign or offer to assign any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer’s equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the employer’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and in unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.

If I am employed by the Company in the State of Utah, the following provision applies:

Utah Code, §§ 34-39-2 and 34-39-3

34-39-2. Definitions.

As used in this chapter:

(1) “Employment invention” means any invention or part thereof conceived, developed, reduced to practice, or created by an employee which is:

(a) conceived, developed, reduced to practice, or created by the employee:

(i) within the scope of his employment;

(ii) on his employer’s time; or

(iii) with the aid, assistance, or use of any of his employer’s property, equipment, facilities, supplies, resources, or intellectual property;

(b) the result of any work, services, or duties performed by an employee for his employer;

(c) related to the industry or trade of the employer; or

(d) related to the current or demonstrably anticipated business, research, or development of the employer.

(2) “Intellectual property” means any and all patents, trade secrets, know-how, technology, confidential information, ideas, copyrights, trademarks, and service marks and any and all rights, applications, and registrations relating to them.

34-39-3. Scope of act — When agreements between an employee and employer are enforceable or unenforceable with respect to employment inventions — Exceptions.

(1) An employment agreement between an employee and his employer is not enforceable against the employee to the extent that the agreement requires the employee to assign or license, or to offer to assign or license, to the employer any right or intellectual property in or to an invention that is:

(a) created by the employee entirely on his own time; and

(b) not an employment invention.

(2) An agreement between an employee and his employer may require the employee to assign or license, or to offer to assign or license, to his employer any or all of his rights and intellectual property in or to an employment invention.

(3) Subsection (1) does not apply to:

(c) any right, intellectual property or invention that is required by law or by contract between the employer and the United States government or a state or local government to be assigned or licensed to the United States; or

(d) an agreement between an employee and his employer which is not an employment agreement.

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(4) Notwithstanding Subsection (1), an agreement is enforceable under Subsection (1) if the employee’s employment or continuation of employment is not conditioned on the employee’s acceptance of such agreement and the employee receives a consideration under such agreement which is not compensation for employment.

(5) Employment of the employee or the continuation of his employment is sufficient consideration to support the enforceability of an agreement under Subsection (2) whether or not the agreement recites such consideration.

(6) An employer may require his employees to agree to an agreement within the scope of Subsection 2 as a condition of employment or the continuation of employment.

(7) An employer may not require his employees to agree to anything unenforceable under Subsection (1) as a condition of employment or the continuation of employment.

(8) Nothing in this chapter invalidates or renders unenforceable any employment agreement or provisions of an employment agreement unrelated to employment inventions.

If I am employed by the Company in the State of Washington, the following provision applies:

TITLE 49. LABOR REGULATIONS

CHAPTER 49.44. VIOLATIONS — PROHIBITED PRACTICES

(i) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

(ii) An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.

(iii) If an employment agreement entered into after September 1, 1979, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

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